Tel: 212-885-8000
Fax: 212-697-1299
www.bdo.com

BDO
100 Park Avenue
New York, NY 10017
USA

August 30, 2023

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of Prospect Capital Corporation (the "Registrant"). The Registrant has stated in Part III of its filing on amended Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended June 30, 2023 because the Registrant requires additional time to complete documentation and our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended June 30, 2023 and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on amended Form 12b-25 and agree with the statements made therein.

Very truly yours,

BDO USA, P.C.